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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                    FORM 15

 Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports under
         Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                        Commission File Number: 0-24475
                                                -------

                      SPECIALTY PRODUCTS & INSULATION CO.
             (Exact name of Registrant as specified in its charter)

   1097 COMMERCIAL AVENUE, P.O. BOX 576, EAST PETERSBURG, PENNSYLVANIA 17520
                                (717) 519-4002
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                          COMMON STOCK, PAR VALUE $.01
            (Title of each class of securities covered by this Form)

                                      NONE
  (Titles of all other classes for which a duty to file reports under Section
                            13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

            Rule 12g-4(a)(1)(i)     [X]  Rule 12h-3(b)(1)(ii)     [ ]
            Rule 12g-4(a)(1)(ii)    [ ]  Rule 12h-3(b)(2)(i)      [ ]
            Rule 12g-4(a)(2)(i)     [ ]  Rule 12h-3(b)(2)(ii)     [ ]
            Rule 12g-4(a)(2)(ii)    [ ]  Rule 15d-6               [ ]
            Rule 12h-3(b)(1)(i)     [ ]

     Approximate number of holders of record as of the certification or notice date: 245
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     Pursuant to the requirements of the Securities Exchange Act of 1934,
Specialty Products & Insulation Co. has caused this certification/notification to be signed on its behalf by the undersigned duly authorized person.

Date:  January 12, 1999        By:  /s/ Ronald L. King
                                   -----------------------------------
                                   Ronald L. King
                                   President and Chief Executive Officer